Exhibit 4.2

EXHIBIT A

FORM OF SUBORDINATED NOTE

CITIZENS COMMUNITY BANCORP, INC.

THIS OBLIGATION IS NOT A DEPOSIT AND IS NOT INSURED BY THE UNITED STATES OR ANY AGENCY OR FUND OF THE UNITED STATES, INCLUDING THE FEDERAL DEPOSIT INSURANCE CORPORATION. THIS OBLIGATION IS SUBORDINATED TO THE CLAIMS OF GENERAL AND SECURED CREDITORS OF THE COMPANY, IS INELIGIBLE AS COLLATERAL FOR ANY EXTENSION OF CREDIT BY THE COMPANY OR ANY OF ITS SUBSIDIARIES AND IS UNSECURED.

THIS SUBORDINATED NOTE WILL BE ISSUED AND MAY BE TRANSFERRED ONLY IN MINIMUM DENOMINATIONS OF $100,000 AND MULTIPLES OF $1,000 IN EXCESS THEREOF. ANY ATTEMPTED TRANSFER OF SUCH NOTES IN A DENOMINATION OF LESS THAN $100,000 AND MULTIPLES OF $1,000 IN EXCESS THEREOF SHALL BE DEEMED TO BE VOID AND OF NO LEGAL EFFECT WHATSOEVER. ANY SUCH PURPORTED TRANSFEREE SHALL BE DEEMED NOT TO BE THE HOLDER OF THIS SUBORDINATED NOTE FOR ANY PURPOSE, INCLUDING, BUT NOT LIMITED TO, THE RECEIPT OF PAYMENTS ON THIS SUBORDINATED NOTE, AND SUCH PURPORTED TRANSFEREE SHALL BE DEEMED TO HAVE NO INTEREST WHATSOEVER IN THIS SUBORDINATED NOTE.

THIS SUBORDINATED NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS OR ANY OTHER APPLICABLE SECURITIES LAWS. NEITHER THIS SUBORDINATED NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE HOLDER OF THIS SUBORDINATED NOTE BY ITS ACCEPTANCE HEREOF AGREES TO OFFER, SELL OR OTHERWISE TRANSFER THIS SUBORDINATED NOTE ONLY (A) TO THE COMPANY, (B) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (C) TO A “NON U.S. PERSON” IN AN “OFFSHORE TRANSACTION” PURSUANT TO REGULATION S UNDER THE SECURITIES ACT, (D) PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT TO AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF SUBPARAGRAPH (1), (2), (3) OR (7) OF RULE 501(a) UNDER THE SECURITIES ACT THAT IS ACQUIRING THIS SUBORDINATED NOTE FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF SUCH AN “ACCREDITED INVESTOR,” FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION

SATISFACTORY TO IT TO CONFIRM THE AVAILABILITY OF SUCH EXEMPTION. THE HOLDER OF THIS SUBORDINATED NOTE BY ITS ACCEPTANCE HEREOF AGREES THAT IT WILL COMPLY WITH THE FOREGOING RESTRICTIONS.

THIS SUBORDINATED NOTE IS ISSUED SUBJECT TO THE RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS OF A SUBORDINATED NOTE PURCHASE AGREEMENT DATED MAY 30, 2017 BETWEEN THE COMPANY AND THE HOLDER OF THIS SUBORDINATED NOTE (THE “PURCHASE AGREEMENT”), A COPY OF WHICH IS ON FILE WITH THE COMPANY. THE SUBORDINATED NOTE REPRESENTED BY THIS INSTRUMENT MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE PURCHASE AGREEMENT. ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE WITH THE PURCHASE AGREEMENT WILL BE VOID.

THE HOLDER OF THIS SUBORDINATED NOTE BY ITS ACCEPTANCE HEREOF AGREES, REPRESENTS AND WARRANTS THAT IT WILL NOT ENGAGE IN HEDGING TRANSACTIONS INVOLVING THIS SECURITY UNLESS SUCH TRANSACTIONS ARE IN COMPLIANCE WITH THE SECURITIES ACT OR AN APPLICABLE EXEMPTION THEREFROM.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER OF THIS SUBORDINATED NOTE WILL DELIVER TO THE COMPANY SUCH CERTIFICATES AND OTHER INFORMATION AS MAY BE REQUIRED BY THE COMPANY TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

CERTAIN ERISA CONSIDERATIONS:

EACH PURCHASER AND HOLDER OF THIS SUBORDINATED NOTE, OR ANY INTEREST HEREIN, BY ITS ACCEPTANCE HEREOF OR THEREOF ALSO AGREES, REPRESENTS AND WARRANTS THAT EITHER (I) IT IS NOT AN EMPLOYEE BENEFIT PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER PLAN OR ARRANGEMENT SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) (EACH A “PLAN”), A TRUSTEE OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN, OR AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” BY REASON OF ANY PLAN’S INVESTMENT IN THE ENTITY, OR (II) THAT SUCH PURCHASER OR HOLDER IS ELIGIBLE FOR THE EXEMPTIVE RELIEF AVAILABLE UNDER U.S. DEPARTMENT OF LABOR PROHIBITED TRANSACTION CLASS EXEMPTION 96-23, 95-60, 91-38, 90-1 OR 84-14 OR ANOTHER APPLICABLE EXEMPTION OR ITS PURCHASE AND HOLDING OF THIS SUBORDINATED NOTE, OR ANY INTEREST HEREIN, ARE NOT PROHIBITED BY SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE. ANY FIDUCIARY OF ANY PLAN WHO IS CONSIDERING THE ACQUISITION OF THIS SUBORDINATED NOTE OR ANY INTEREST HEREIN SHOULD CONSULT WITH HIS OR HER LEGAL COUNSEL PRIOR TO ACQUIRING THIS SUBORDINATED NOTE OR ANY INTEREST HEREIN.

CITIZENS COMMUNITY BANCORP, INC.

6.75% FIXED-TO-FLOATING SUBORDINATED NOTE DUE 2027

Certificate No.: 1	CUSIP:

U.S. $15,000,000	Dated: [●] [●], 2017

FOR VALUE RECEIVED, the undersigned, CITIZENS COMMUNITY BANCORP, INC., a Maryland corporation (the “Company”), promises to pay to the order of EJF Debt Opportunities Master Fund, LP or its registered assigns (collectively, the “Holder”), the principal amount of $15,000,000 (FIFTEEN MILLION DOLLARS), in the lawful currency of the United States of America, or such lesser or greater amount as shall then remain outstanding under this Subordinated Note, at the times and in the manner provided herein, but no later than [●][●], 2027 (the “Maturity Date”), or such other date upon which this Subordinated Note shall become due and payable, whether by reason of extension, acceleration or otherwise.

Interest on this Subordinated Note will be payable in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on [●][●], 2017, to the Holder of record on March 15, June 15, September 15 and December 15 and at maturity.

Reference is hereby made to the further provisions of this Subordinated Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

CITIZENS COMMUNITY BANCORP, INC.

By:
Stephen M. Bianchi
President & Chief Executive Officer

ATTEST:

[REVERSE SIDE OF NOTE]

CITIZENS COMMUNITY BANCORP, INC.

6.75% FIXED-TO-FLOATING SUBORDINATED NOTE DUE 2027

The Company promises to pay interest on the principal amount of this Subordinated Note, commencing on [●][●], 2017, until [●][●], 2027 (the “Maturity Date”), or such earlier date as this Subordinated Note is paid in full, at the rate provided herein. The unpaid principal balance of this Subordinated Note plus all accrued but unpaid interest thereon shall be due and payable on the Maturity Date, or such earlier date on which such amount shall become due and payable. This Subordinated Note is the “Note” referred to in that certain Subordinated Note Purchase Agreement, dated May 30, 2017 (the “Purchase Agreement”), by and between the Company and the Holder (referred to therein as the “Purchaser”), and the Subordinated Note is entitled to the benefits thereof. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

1.    Computation and Payment of Interest. This Subordinated Note will bear interest (a) from and including the original issue date of the Subordinated Note to but excluding [●] [●], 2022 (the “Fixed-Rate Period End Date”) (or the earlier Redemption Date contemplated by Section 4(a) herein), payable quarterly in arrears at simple interest of six and three quarters percent (6.75%) per annum1 (the “Fixed Interest Rate”) on each Interest Payment Date through and including the Fixed-Rate Period End Date; and (b) from and including the Fixed-Rate Period End Date to but excluding the Maturity Date (the “Floating-Rate Period”), at the rate per annum, reset quarterly, equal to LIBOR plus [490] basis points (the “Floating Interest Rate”), payable quarterly in arrears on each Interest Payment Date during the Floating-Rate Period. “Interest Payment Date” means March 31, June 30, September 30 and December 31 of each year through the Maturity Date. The payments of interest and principal, if any, due on any Interest Payment Date shall be paid to the holders of record on the fifteenth (15th) of the month of each Interest Payment Date. Interest, whether based on the Fixed Interest Rate or the Floating Interest Rate, shall be computed on the basis of thirty (30)-day months and a year of three hundred sixty (360) days. “LIBOR” means the three (3)-month USD LIBOR, which will be the offered rate for three-month deposits in U.S. dollars, as that rate appears on the Reuters Screen LIBOR01 Page (or any successor or substitute page thereto) as of 11:00 a.m., London time, as observed two London banking days prior to the first day of the applicable period during which the Floating Interest Rate is to accrue. All interest accruing from and including the most recent Interest Payment Date, calculated using the Fixed Interest Rate or the Floating Interest Rate, as applicable, is due on the Maturity Date (or such earlier date as this Subordinated Note is paid in full). If any payment of interest or principal is not paid in full when the same becomes due and payable, then interest will be compounded quarterly.

2.    Non-Business Days. Whenever any payment to be made by the Company hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day without change in any computation of interest with respect to such payment (or any succeeding payment). “Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in New York are permitted or required by any applicable law or executive order to close.

3.    Transfer. The Company or its agent (the “Registrar”) shall maintain a register of each holder of the Subordinated Note. The Company shall be entitled to treat each Person in its register as the beneficial owner of this Subordinated Note. The Subordinated Note will initially be issued in certificated form. This Subordinated Note may be transferred in whole or in part at the principal offices of the

[1]	Subject to adjustment pursuant to Section 4.7 of the Purchase Agreement.

Company or Registrar, accompanied by due endorsement or written instrument of transfer. Upon such surrender and presentment, the Company or the Registrar shall issue one or more Subordinated Notes with an aggregate principal amount equal to the aggregate principal amount of this Subordinated Note and registered in such name or names requested by the holder of record, and shall update its register accordingly. Such transferee shall be solely responsible for delivering to the Company or the Registrar a mailing address or other information necessary for the Company or the Registrar to deliver notices and payments to such transferee.

4.    Intentionally Omitted.

5.    Affirmative Covenants of the Company. During the time that any portion of the principal balance of this Subordinated Note is unpaid and outstanding, the Company shall take or cause to be taken the actions set forth below.

(a)    Notice of Certain Events. The Company shall provide written notice to the Holder of the occurrence following the date of this Subordinated Note of the following events as soon as practicable but in no event later than ten (10) Business Days following the Company’s becoming aware of the occurrence of such event:

(i)    the total risk-based capital ratio, Tier 1 risk-based capital ratio or leverage ratio of the Company or any of the Company’s banking subsidiaries (each, a “Bank”) becomes less than ten percent (10.0%), six percent (6.0%) or five percent (5.0%), respectively;

(ii)    the Company, the Bank, or any officer of the Company or the Bank becomes subject to any formal, written regulatory enforcement actions;

(iii)    the ratio of non-performing assets to total assets of the Bank, as calculated by the Company in the ordinary course of business and consistent with past practices, becomes greater than 4 percent (4.0%);

(iv)    the appointment, resignation, removal or termination of the chief executive officer, president, chief operating officer, chief financial officer, chief credit officer, chief lending officer or any director of the Company or the Bank; or

(v)    there occurs a change in ownership of twenty-five percent (25.0%) or more of the voting securities of the Company, except as a result of the issuance of Company common stock.

(b)    Compliance with Laws. The Company and each subsidiary of the Company shall comply with the requirements of all laws, regulations, orders, and decrees applicable to it or its properties, except for such noncompliance that would not reasonably be expected to have a Material Adverse Effect.

(c)    Taxes and Assessments. The Company and each of its subsidiaries shall punctually pay and discharge all taxes, assessments, and other governmental charges or levies imposed upon it or upon its income or upon any of its properties; provided, that no such taxes, assessments or other governmental charges need be paid if they are being contested in good faith by the Company.

(d)    Compliance Certificate. Not later than forty-five (45) days following the end of each fiscal quarter (or, in the case of any fiscal quarter ending on December 31, not later than ninety (90) days from the end of such quarter), the Company shall provide the Holder with: a certificate (the “Compliance Certificate”), executed by the principal executive officer and principal financial officer of the Company in their capacities as such, stating whether as of the end of such immediately preceding fiscal quarter, (i) the Company has complied with all notice provisions and covenants contained in this Subordinated Note; (ii) an Event of Default has occurred; (iii) an event of default has occurred under any other indebtedness of the Company; or (iv) an event or events have occurred that in the reasonable judgment of the management of the Company would have a material adverse effect on the ability of the Company to perform its obligations under this Subordinated Note.

6.    Negative Covenants. The Company shall not declare or pay any dividend or make any distribution on capital stock or other equity securities of any kind of the Company, except for dividends payable solely in shares of common stock, if either of the Company or the Bank are not “well capitalized” for regulatory capital purposes, both immediately prior to the declaration of such dividend or distribution and after giving effect to the payment of such dividend or distribution.

7.    Subordination.

(a)    The obligations of the Company evidenced by this Subordinated Note, including the principal and interest, shall be subordinate and junior in right of payment to its obligations to depositors, its obligations under bankers’ acceptances and letters of credit, and its obligations to its other general and secured creditors, except such other creditors holding obligations of the Company ranking by their terms on a parity with or junior to this Subordinated Note, but including its obligations to the Federal Reserve Bank of New York, the Federal Deposit Insurance Corporation (the “FDIC”), and any right acquired by the FDIC as a result of loans made by the FDIC to the Company or the purchase or guarantee of any of its assets by the FDIC pursuant to the provisions of 12 U.S.C. Section 1823(c), (d) or (e), whether now outstanding or hereafter incurred. No provision of this Subordinated Note shall be construed to prohibit or restrict the Company’s ability to issue, renew or extend any senior indebtedness or obligations that rank on a parity with or junior to this Subordinated Note. In the event of any insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshaling of assets and liabilities or similar proceedings or any liquidation or winding up of or relating to the Company, whether voluntary or involuntary, all such obligations shall be entitled to be paid in full before any payment shall be made on account of the principal of or interest on this Subordinated Note. In the event of any such proceedings, after payment in full of all sums owing on such prior obligations, the Holder, together with holders of any obligations of the Company ranking on a parity with this Subordinated Note, shall be entitled to be paid from the remaining assets of the Company the unpaid principal thereof and any interest thereon before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or any obligations of the Company ranking junior to this Subordinated Note. Nothing herein shall impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Subordinated Note according to its terms.

(b)    Notwithstanding the provisions of Section 7(a) above, the obligations of the Company evidenced by this Subordinated Note, including the principal and interest, shall be senior in right and interest of payment to the indebtedness of the Company in connection with any future indebtedness of the Company that is expressly made junior to this Subordinated Note by the terms of such indebtedness. Nothing herein shall act to prohibit, limit or impede the Company from issuing additional debt of the Company having the same rank as the Subordinated Notes or which may be junior in rank to the Subordinated Notes.

(c)    The Holder, if a depository institution, waives any applicable right of offset by it as a lender.

8.    Events of Default and Remedies.

(a)    Notwithstanding any cure periods described below, the Company shall immediately notify Holder in writing when the Company obtains knowledge of the occurrence of any default specified below. Regardless of whether the Company has given the required notice, the occurrence of one or more of the following will constitute an “Event of Default” under this Subordinated Note:

(i)    the Company fails to pay any principal of or installment of interest on this Subordinated Note when due after a fifteen (15)-day grace period;

(ii)    the Company fails to keep or perform any of its agreements, undertakings, obligations, covenants or conditions under the Purchase Agreement or this Subordinated Note not expressly referred to in another clause of this Section 8 and such failure continues for a period of thirty (30) days after the Company has received written notice thereof;

(iii)    any certification made pursuant to the Purchase Agreement by the Company or otherwise made in writing in connection with or as contemplated by the Purchase Agreement or this Subordinated Note by the Company shall be materially incorrect or false as of the delivery date of such certification, or any representation to Holder by the Company as to the financial condition or credit standing of the Company is or proves to be false or misleading in any material respect;

(iv)    the dissolution of the Company;

(v)    any order or decree is entered by any court of competent jurisdiction directly or indirectly enjoining or prohibiting Holder or the Company from performing any of their obligations under the Purchase Agreement or this Subordinated Note, and such order or decree is not vacated, and the proceedings out of which such order or decree arose are not dismissed, within sixty (60) days after the granting of such decree or order;

(vi)    the Company (A) becomes insolvent or is unable to pay its debts as they mature, (B) makes an assignment for the benefit of creditors, (C) admits in writing its inability to pay its debts as they mature, or (D) ceases to be a bank holding company or financial holding company under the Bank Holding Company Act of 1956, as amended;

(vii)    a court or other governmental agency or body having jurisdiction on the premises shall enter a decree or order for the appointment of a receiver, liquidator, trustee or other similar official in any liquidation, insolvency or similar proceeding with respect to the Company or all or substantially all of the property of the Company or of the winding up of the affairs or business of the Company, and within sixty (60) days after the entry of such order or such appointment, such order or appointment is not vacated or stayed on appeal or otherwise, or shall not otherwise have ceased to continue in effect; or

(viii)    the Company applies for, consents to or acquiesces in the appointment of a receiver or conservator for itself, or in the absence of such application, consent or acquiescence, a receiver or conservator is appointed for the Company.

(b)    Remedies of Holders. Upon the occurrence of any Event of Default, Holder shall have the right, if such Event of Default shall then be continuing, in addition to all the remedies conferred upon Holder by the terms of the Purchase Agreement or this Subordinated Note, to do any or all of the following, concurrently or successively, without notice to the Company:

(i)    solely pursuant to Sections 8(a)(vii) or 8(a)(viii), declare this Subordinated Note to be, and it shall thereupon become, immediately due and payable, subject to approval by applicable regulatory authorities, without presentation, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein or in this Subordinated Note to the contrary;

(ii)    exercise all of its rights and remedies at law or in equity, excluding the right, if any, to declare this Subordinated Note to be immediately due and payable (such right to acceleration being governed solely by Section 8(b)(i); or

(iii)    if there shall be a receivership, insolvency, liquidation, or similar proceeding of the Bank under the Federal Deposit Insurance Act, as now constituted or hereafter amended, or any other applicable federal or state law or other similar law providing for such a proceeding, then Holder may declare this Subordinated Note to be, and it shall thereupon become, immediately due and payable upon the occurrence of any Event of Default set forth in Section 8.

(c)    Distribution Limitations Upon Event of Default. Upon the occurrence of any Event of Default and until such Event of Default is cured by the Company, the Company shall not (i) declare, pay, or make any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company’s capital stock, (ii) make any payment of principal or interest or premium, if any on or repay, repurchase or redeem any debt securities of the Company that rank equal with or junior to the Subordinated Notes, or (iii) make any payments under any guarantee that ranks equal with or junior to the Subordinated Notes, in each case other than (A) any dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, any class of the Company’s common stock; (B) any declaration of a dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto; (C) any purchase of shares of common stock pursuant to a stock repurchase plan authorized by the Company’s Board of Directors so long the number of shares of common stock the Company is authorized to repurchase pursuant to such plan is materially consistent with the Company’s past practices; (D) as a result of a reclassification of the Company’s capital stock or the exchange or conversion of one class or series of the Company’s capital stock for another class or series of the Company’s capital stock; (E) the purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; or (F) purchases of any class of the Company’s common stock related to the issuance of common stock or rights under any benefit plans for the Company’s directors, officers or employees or any of the Company’s dividend reinvestment plans. The limitations imposed by the provisions of this Section 8(c) shall apply whether or not the Holder has notified the Company of an Event of Default.

(d)    Other Remedies. Nothing in this Section 8 is intended to restrict Holder’s rights under this Subordinated Note, other related documents, or at law or in equity, and Holder may exercise such rights and remedies as and when they are available to the extent permitted by Sections 8(b)(i) and 8(b)(iii).

9.    Successors to the Company.

(a)    Conditions Applicable to Successors. The Company shall not merge with or into, nor sell all or substantially all of its assets to, any Person unless:

(i)    except in a case in which the Company is the surviving entity in a merger, such Person (the “Successor”) executes, and delivers to the Holder, a copy of an instrument pursuant to which such Person assumes the due and punctual payment of the principal of and interest on this Subordinated Note and the performance and observance of all the obligations of the Company under this Subordinated Note, and

(ii)    immediately after giving effect to the transaction, no Event of Default and no event which after notice or lapse of time or both would become an Event of Default shall have occurred.

(b)    Successor as Company. Upon compliance with this Section 9, the Successor shall succeed to and be substituted for the Company under this Subordinated Note with the same effect as if the Successor had been named as the Company herein, and the Company shall be released from the obligation to pay the principal of and interest accrued on the Subordinated Notes.

10.    Amendments and Waivers.

(a)    Amendment of Subordinated Notes. Except as otherwise provided in Section 9 hereof, and subject to any necessary regulatory approval, the Subordinated Notes may, with the consent of the Company and the Holders of more than fifty percent (50.0%) of the aggregate outstanding principal amount of the Subordinated Notes then outstanding, be amended or any provision, past or existing default, or non-compliance thereof waived (or modify any previously granted waiver); provided, however, that, without the consent of each Holder of an affected Subordinated Note, no such amendment or waiver may:

(i)    reduce the principal amount of the Subordinated Note;

(ii)    reduce the rate of or change the time for payment of interest on any Note;

(iii)    extend the maturity of any Subordinated Note;

(iv)    make any change in Sections 7 through 10 hereof;

(v)    make any change in Section 12 hereof that adversely affects the rights of any holder of a Subordinated Note; or

(vi)    disproportionately affect any of the Holders of the then outstanding Subordinated Notes.

(b)    Effectiveness of Amendments. An amendment or waiver becomes effective in accordance with its terms and thereafter binds every holder of the Subordinated Notes, unless otherwise provided by Section 10(a) above. After an amendment or waiver becomes effective, the Company shall mail to the Holder a copy of such amendment or waiver. The Company may require the Holder to surrender this Subordinated Note so that an appropriate notation concerning the amendment or waiver may be placed thereon or a new Subordinated Note, reflecting the amendment or waiver, exchanged therefor. Even if such a notation is not made or such a new Subordinated Note is not issued, such amendment or waiver and any consent given thereto by a Holder of this Subordinated Note shall be binding according to its terms on any subsequent Holder of this Subordinated Note.

(c)    Amendments Without Consent of Holders. Notwithstanding Section 10(a) hereof but subject to the provisos contained in subsections (i) through (vi) therein, the Company may amend or supplement this Subordinated Note without the consent of the holders of the Subordinated Notes to: (i) cure any ambiguity, defect or inconsistency therein; (ii) provide for uncertificated Subordinated Notes in addition to or in place of certificated Subordinated Notes; or (iii) make any other change, in each case, that does not adversely affect the rights of any holder of any Subordinated Note.

11.    Order of Payments; Pari Passu. Any payments made hereunder shall be applied first against reasonable costs and expenses of the Holder hereunder; then against interest due hereunder; and then against principal due hereunder. Holder acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Subordinated Note and all interest hereon shall be pari passu in right of payment and in all other respects to the other Subordinated Notes and subordinated debt issued by the Company in the future which by its terms are pari passu with the Subordinated Notes. In the event Holder receives payments in excess of its pro rata share of the Company’s payments to the holders of all of the Subordinated Notes, then Holder shall hold in trust all such excess payments for the benefit of the holders of the other Subordinated Notes and shall pay such amounts held in trust to such other holders upon demand by such holders.

12.    Optional Redemption.

(a)    Redemption Prior to Fifth Anniversary. This Subordinated Note shall not be redeemable by the Company prior to the fifth anniversary of the effective date of this Subordinated Note, except that in the event (i) this Subordinated Note no longer qualifies as “Tier 2” capital (as defined by the Board of Governors of the Federal Reserve System (“Federal Reserve”)) as a result of any amendment or change in interpretation or application of law or regulation by any judicial, legislative or regulatory authority that becomes effective after the date of issuance of this Subordinated Note, (ii) of a Tax Event (as defined below), or (iii) of an Investment Company Act Event (as defined below), the Company may redeem this Subordinated Note, in whole or in part, at any time upon giving not less than ten (10) days’ notice to the Holder of this Subordinated Note at an amount equal to one hundred percent (100.0%) of the principal amount outstanding plus accrued but unpaid interest to but excluding the date fixed for redemption (the “Redemption Date”). “Tax Event” means the receipt by the Company of an opinion of counsel to the Company that as a result of any amendment to, or change (including any final and adopted (or enacted) prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, there exists a material risk that interest payable by the Company on the Subordinated Notes is not, or within one hundred twenty (120) days after the receipt of such opinion will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes. “Investment Company Act Event” means the receipt by the Company of an opinion of counsel to the Company to the effect that there is a material risk that the Company is, or within one hundred twenty (120) days of the date of such opinion will be, considered an “investment company” that is required to register under the Investment Company Act of 1940, as amended.

(b)    Redemption on or After Fifth Anniversary. On or after the fifth anniversary of the effective date of this Subordinated Note, this Subordinated Note shall be redeemable by the Company, in whole or in part, upon giving not less than ten (10) days’ notice to the Holder for a redemption price equal to one hundred percent (100.0%) of the principal amount of this Subordinated Note, or portion thereof, to be redeemed, plus accrued but unpaid interest, if any, thereon to, but excluding, the Redemption Date.

(c)    Notice of Redemption. Notice of redemption of this Subordinated Note shall be given by first class mail, postage prepaid, addressed to the Holder at its last address appearing on the books of the Company. Such mailing shall be at least thirty (30) days and not more than sixty (60) days before the Redemption Date. Any notice mailed as provided in this Subordinated Note shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to the Holder shall not affect the validity of the proceedings for the redemption of any other holders of the Subordinated Notes. Each notice of redemption given to the Holder shall state: (i) the Redemption Date; (ii) the principal amount of this Subordinated Note to be redeemed; (iii) the redemption price; and (iv) the place or places where this Subordinated Note is to be surrendered for payment of the redemption price.

(d)    Partial Redemption. If less than the then outstanding principal amount of this Subordinated Note is redeemed, (i) a new note shall be issued representing the unredeemed portion without charge to the Holder thereof and (ii) such redemption shall be effected on a pro rata basis as to the Holders of the Subordinated Notes. For purposes of clarity, upon a partial redemption, a like percentage of the principal amount of every Subordinated Note held by every Holder shall be redeemed.

(e)    Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the Redemption Date all funds necessary for the redemption have been deposited by the Company, in trust for the pro rata benefit of the Holders of the Subordinated Notes called for redemption, so as to be and continue to be available solely therefor, then, notwithstanding that any Subordinated Notes so called for redemption have not been surrendered for cancellation, on and after the Redemption Date interest shall cease to accrue on all Subordinated Notes so called for redemption, all Subordinated Notes so called for redemption shall no longer be deemed outstanding and all rights with respect to such Subordinated Notes shall forthwith on such Redemption Date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption held in trust, without interest. Any funds unclaimed at the end of three years from the Redemption Date shall, to the extent permitted by law, be released to the Company, after which time the Holders of the Subordinated Notes so called for redemption shall look only to the Company for payment of the redemption price of such Subordinated Notes.

(f)    Federal Reserve Approval. Any redemption or prepayment of this Subordinated Note shall be subject to receipt of prior written approval by the Federal Reserve (or any successor bank regulatory agency having supervisory authority over the Company) and any and all other required federal and state regulatory approvals.

(g)    No Sinking Fund. The Subordinated Notes are not entitled to any sinking fund.

13.    Notices. All notices and other communications hereunder shall be in writing and, for purposes of this Subordinated Note, shall be delivered in accordance with, and effective as provided in, the Purchase Agreement.

14.    Conflicts; Governing Law; Interpretation. In the case of any conflict between the provisions of this Subordinated Note and the Purchase Agreement, the provisions of this Subordinated Note shall control. This Subordinated Note shall be construed in accordance with, and be governed by the laws of, the State of Maryland without giving effect to any conflicts of law provisions of such laws. This Subordinated Note is intended to meet the criteria for qualification of the outstanding principal as Tier 2 capital under the regulatory guidelines of the Federal Reserve. The Company and the Holder will work together in good faith to execute and deliver all agreements as reasonably necessary in order to restructure the applicable portions of the obligations evidenced by this Subordinated Note to qualify as Tier 2 Capital.

15.    Successors and Assigns. This Subordinated Note shall be binding upon the Company and inure to the benefit of the Holder and its respective successors and permitted assigns. The Holder may assign all, or any part of, or any interest in, the Holder’s rights and benefits hereunder only to the extent and in the manner permitted in the Purchase Agreement. To the extent of any such assignment, such assignee shall have the same rights and benefits against the Company and shall agree to be bound by and to comply with the terms and conditions of the Purchase Agreement as it would have had if it were the Holder hereunder.

16.    Notes Solely Corporate Obligations. The Holder shall not have any recourse for the payment of principal or interest, on any Subordinated Note, for any claim based thereon or otherwise with respect thereto, under any obligation, covenant or agreement of the Company in this Subordinated Note, or because of the creation of any indebtedness represented hereby, against any incorporator, stockholder, employee, agent, officer, director or subsidiary, as such, past, present or future, of the Company or of any successor Person, either directly or through the Company or any successor Person, whether by virtue of any constitution, statute or rule of law, or by enforcement of any assessment or penalty or otherwise. The Holder agrees that all such liability is hereby expressly waived and released as a condition of, and consideration for, the execution and issuance of this Subordinated Note.

17.    Waivers. Neither any failure nor any delay on the part of the Holder in exercising any right, power or privilege under this Subordinated Note shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege.